EXHIBIT 99.1

Press Release

Media Contact:

Terri Deuel

Internet Commerce Corporation

678-533-8003

Internet Commerce Corporation Announces Financial Results for Second Quarter Fiscal 2007

NORCROSS, GA — March 15, 2007 — Internet Commerce Corporation (ICC) (NasdaqCM: ICCA), a leader in business-to-business e-commerce solutions, today announced financial results for its fiscal second quarter 2007.

Second Quarter Fiscal Year 2007 Results

Second quarter revenue from continuing operations in fiscal 2007 was approximately $5.3 million, up 6.0% compared with our second quarter of fiscal 2006 revenues of approximately $5.0 million. Net income was approximately $703,000 compared to a net income of approximately $372,000 for the same period in fiscal 2006, an increase of approximately 89%. Basic and diluted income per common share from continuing operations were $0.04 and $0.03, respectively, as compared with $0.01 per basic and diluted common share for the fiscal 2006 period.

In the EC Solutions segment, comprised of the ICC.NET(TM) Value Added Network, browser-based and hosted applications and desktop software, second quarter revenues from continuing operations were approximately $3.9 million, up 23% from approximately $3.2 million in the fiscal second quarter 2006 period. Revenues from the EC Services segment, comprised of the EC service center, managed services and professional services, were approximately $1.4 million, down 23% from approximately $1.9 million in the second quarter of fiscal 2006.

Total expenses from continuing operations remained flat in second quarter fiscal 2007 as compared to the second quarter 2006 at approximately $4.6 million.

“ICC is pleased to report a basic earnings per share increase of $0.03 and growth year-over-year with approximately $5.3 million in revenue and approximately $700 thousand in net income,” said Thomas J. Stallings, ICC’s chief executive officer. “Those results are a testament to the strength of our offerings in the EC Solutions segment. Customers continue to select and grow their business by relying on us for unmatched customer support and reliability. While the decline in services revenue was disappointing, it was not unexpected. We have planned for and continue to execute cost control measures to ensure solid financial results.”

Mr. Stallings added that the decline in the EC Services segment revenue resulted from anticipated attrition of customers obtained in acquisitions and that the declining revenue in this segment is expected to stabilize for the second half of fiscal year 2007. Mr. Stallings also noted that as a result of the cost control efforts, the gross margin for the EC Services segment increased 10% in the second quarter of fiscal 2007 as compared to second quarter of fiscal 2006.

Six Month Fiscal 2007 Results

For the six months ended January 31, 2007, revenues from continuing operations totaled approximately $11.1 million, up 11% compared with first half fiscal 2006 revenues of approximately $10.0 million. Net income was approximately $1.3 million compared to a net income of approximately $1.1 million for the same period in fiscal 2006, an increase of 17%. Basic and diluted income per common share from continuing operations were $0.06 and $0.05, respectively, as compared to $0.05 per basic and diluted common share for the six month period of fiscal 2006 period.

The Company ended the first six months of fiscal 2007 with approximately $6.1 million of cash on hand. The balance sheet remains strong with current assets ending at approximately $10.6 million and current liabilities at approximately $2.0 million. The Company believes it is well positioned to take advantage of acquisition and other investment opportunities.

Forward-Looking and Cautionary Statements

Except for the historical information and discussion contained herein, statements contained in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company’s filing with the U.S. Securities and Exchange Commission (SEC).

About Internet Commerce Corporation (ICC)

Internet Commerce Corporation (NasdaqCM:ICCA - News), headquartered in Norcross, Georgia, is a leader in providing business-to-business e-commerce solutions. Thousands of customers rely on ICC’s comprehensive line of solutions, in-depth expertise, and unmatched customer service to help balance cost, fit, and function required to meet unique requirements for trading partner compliance, coordination, and collaboration. With its software solutions, network services, hosted web applications, managed services, and consulting services, ICC is the trusted provider of e-commerce solutions for businesses, regardless of size and level of technical sophistication, to connect them with their trading communities. For more information, visit www.icc.net.

INTERNET COMMERCE CORPORATION

Consolidated Statements of Operations (unaudited)

(in thousands, except for share and per share amounts)

	Three Months Ended January 31,		Six Months Ended January, 31
	2007	2006	2007	2006

Service revenues	$5,302	$5,012	$11,110	$10,030

Expenses:
Cost of services	1,970	1,750	3,829	3,655
Product development and enhancement	586	207	1,303	310
Selling and marketing	369	577	889	993

General and administrative	1,720	2,081	3,829	3,935
	4,645	4,615	9,850	8,893

Operating income	657	397	1,260	1,137

Other income (expense):
Interest and investment income	81	35	164	60
Interest expense	(19)	(77)	(40)	(113)
Other income (expense)	1	10	(22)	27
	63	(32)	102	(26)
Income before provision for income taxes	720	365	1,362	1,111

Provision (benefit) for income taxes, current	17	(7)	84	17

Net Income	703	372	1,278	1,094

Dividends on preferred stock	(83)	(102)	(185)	(201)
Extinguishment of dividends on retired preferred stock	200	—	200	—

Net income attributable to common stockholders	$820	$270	$1,293	$893

Basic income per common share	$0.04	$0.01	$0.06	$0.05
Diluted income per common share	$0.03	$0.01	$0.05	$0.05
Anti-dilutive stock options and warrants outstanding	1,710,399	1,652,695	1,710,399	2,527,457

Weighted average number of common shares outstanding — basic	22,740,594	19,462,025	22,728,530	19,560,428
Weighted average number of common shares outstanding — diluted	24,963,417	22,124,182	25,066,145	21,865,940

INTERNET COMMERCE CORPORATION

Consolidated Balance Sheets

(in thousands)

	January 31,	July 31,
	2007	2006
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,095	$6,989
Accounts receivable, net of allowance for doubtful accounts and allowance for sales returns and allowances of $518 and $458, respectively	3,878	3,631
Prepaid expenses and other current assets	631	462
Total current assets	10,604	11,082

Restricted cash	433	433
Property and equipment, net	1,142	1,113
Goodwill	6,169	6,148
Other intangible assets, net	4,376	4,830
Other assets	41	38
Total assets	$22,765	$23,644

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$500	$662
Accrued expenses	757	575
Accrued dividends — preferred stock	17	232
Deferred revenue	239	262
Lease liability from acquisition	305	250
Other current liabilities	139	116
Total current liabilities	1,957	2,097

Long-term lease liability from acquisition	842	967
Total liabilities	2,799	3,064

Stockholders’ Equity:
Preferred stock	*	*
Common stock	227	227
Additional paid-in capital	101,151	103,043
Accumulated deficit	(81,412)	(82,690)
Total stockholders’ equity	19,966	20,580

Total liabilities and stockholders’ equity	$22,765	$23,644

* less than 1,000